Exhibit 99.1

NEWS RELEASE

846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR-END FINANCIAL RESULTS

Sales improved 38% and profit increases to $.22 per share for the year

Olathe, Kansas (July 11, 2011) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide, today announced its financial results for the fourth quarter and fiscal year ended April 30, 2011.

Sales for the quarter were $6,784,000, an increase of 45%, or $2,117,000, from $4,667,000, in the fourth quarter of fiscal 2011.  Total sales for the fiscal year increased 38%, or $6,526,000, to $23,554,000.

Income before taxes for the quarter was $638,000, compared to a loss before taxes of $29,000 for the same quarter in the prior year.  For fiscal 2011, income before taxes was $1,335,000, an improvement of over $2,500,000 from a loss before taxes of $1,187,000 in fiscal 2010.

Net income was $402,000, or $0.10 per diluted share, for the quarter ended April 30, 2011.  For the quarter ended April 30, 2010, the net loss was $20,000, or $0.00 per diluted share.  For the fiscal year ended April 30, 2011, net income totaled $872,000, or $0.22 per diluted share, while net loss for the comparable prior fiscal year was $674,000, or $0.19 per diluted share.

Sales of proprietary products and services increased 38% to $9,747,000 for the year ended April 30, 2011, a $2,685,000 increase from sales of $7,062,000 during the prior fiscal year.  Sales of wireless remote monitoring and industrial communication solutions increased roughly $2,652,000, or 70%, from the prior fiscal year.  The increase in overall sales of remote monitoring equipment and services was the result of increased customer orders combined with an increase in our recurring data management services and licensing fees.  The Company’s Radix handheld mobile computing and eXtremeTAG RFID solutions posted a small sales increase over the prior fiscal year primarily as a result of increased sales of handheld computer hardware, peripherals and related services.  These increases were slightly offset by lower revenues in software sales, installation services and eXtremeTAG RFID solutions.

Sales for the Company’s Electronic Design and Manufacturing Services (“EDMS”) business segment increased 40% to approximately $13,807,000 for the fiscal year ended April 30, 2011, an increase of $3,945,000 from $9,862,000 in the prior fiscal year.   The increase in EDMS sales was a result of steady increases in bookings and shipments over the past fiscal year as our partners began to recover from the economic recession.

The Company expects that sales for each of the fiscal quarters of 2012 will surpass the sales reported in each of the comparable fiscal quarters of 2011.  The Company expects that sales of proprietary products and services, led by wireless remote monitoring and industrial communication solutions, will continue to increase due to continued strong demand for WatchdogCP, SensorCast, Director communication products and services, as well as sales from newly released products including the recently announced zONeGUARD, a SCADA cyber security product, and the Radix FW960.  The Company believes that EDMS sales will grow modestly in the near term based upon the planned addition of several new customers from on-going business development efforts, the transition of several projects from its design group into production, anticipated additional orders from existing customers, and currently scheduled orders in backlog.

Total backlog at April 30, 2011 was approximately $5,758,000, a slight decrease of 5%, or $284,000, from a total backlog of $6,042,000 on April 30, 2010.  The decrease in backlog was largely due to increased shipments and the mix between proprietary product sales and EDMS sales during the fourth quarter.  EDMS orders typically specify several deliveries scheduled over a defined period of time while orders for our proprietary products are usually completed and shipped to the customer soon after the order is received.

Gross margin for the three-month period ended April 30, 2011 was approximately 35%, or $2,358,000, versus 28%, or $1,314,000 for the quarter ended April 30, 2010.  For fiscal year 2011, gross margin was approximately 34% of sales, or $7,880,000, compared to 31% of sales, or $5,196,000, for fiscal 2010.   The increase in both gross margin percentage and dollars was a function of the overall increase in sales volume, the product mix between proprietary products and EDMS, and improved operating efficiencies due to higher production volumes.

Total selling, general and administrative expenses were approximately $6,249,000 during the fiscal year ended April 30, 2011 compared with $6,013,000 in the prior fiscal year.  The increase of $236,000, or 4%, resulted from increases in general and administrative expenses for professional fees, corporate expenses and royalties as well as an increase in research and development costs due to new product development and investments in engineering design personnel.  Sales and marketing expenses decreased $91,000 during the fiscal year primarily as a result of reductions in external sales expenses slightly offset by increases in marketing expenses including advertising, website development and an increase in internal sales personnel.

Karl B. Gemperli, Chief Executive Officer, stated, "We had a very successful year and are pleased to report results that reflect substantial revenue growth, enhanced gross margins, and significantly improved bottom-line performance compared to the previous year.  Sales increased by 38% over last year while our efficient operations and lean expenses generated earnings of $0.22 per share.  Sales of our proprietary products continued to expand while business with our OEM partners strengthened throughout the year.  We believe that our performance this year is a validation of our strategy of investing towards long-term growth during the recent economic downturn.”

Gemperli continued, “As our transformation of Elecsys into a global M2M technology provider continues, we remain committed to expanding both the breadth of our product offering and our market presence.  We plan to continue making targeted investments to advance our industrial M2M solutions, a key component of our future expansion, and anticipate the growth of our proprietary products business to accelerate.  Although global market and economic uncertainties still abound, we are looking forward to continuing our growth this coming year.  As always, we are thankful for the team of talented and dedicated people at Elecsys who continue to work diligently for our success.”

About Elecsys Corporation
Elecsys Corporation provides innovative data acquisition systems, machine to machine (M2M) communication technology solutions, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, safety and security systems, water management, aerospace, military, and transportation.  Elecsys proprietary equipment and services encompass rugged remote monitoring, industrial wireless communication, cyber security, mobile computing, and radio frequency identification (RFID) technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and products for various markets under its Pipeline Watchdog, Radix, eXtremeTAG, SensorCast, Director, zONeGUARD, and DCI brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies and integrated liquid crystal displays to multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2011. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over  ime means that actual events are bearing out as estimated in such forward-looking statements.

#  #  #

Investor Relations Contact:	Todd A. Daniels
(913) 647-0158, Phone
(913) 982-5766, Fax
investorrelations@elecsyscorp.com

Media Inquiries Contact:	Mary Ann Roe
(913) 647-0158, Phone
(913) 982-5766, Fax
maryann.roe@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2011	2010	2011	2010
Sales	$6,784	$4,667	$23,554	$17,028
Cost of products sold	4,426	3,353	15,674	11,832
Gross margin	2,358	1,314	7,880	5,196

Selling, general and administrative expenses:
Research and development expense	300	261	1,366	1,131
Selling and marketing expense	233	403	1,414	1,505
General and administrative expense	1,123	606	3,469	3,377
Total selling, general and administrative expenses	1,656	1,270	6,249	6,013

Operating income (loss)	702	44	1,631	(817)

Financial income (expense):
Interest expense	(63)	(76)	(288)	(371)
Other income (expense), net	(1)	3	(8)	1
	(64)	(73)	(296)	(370)

Net income (loss) before income taxes	638	(29)	1,335	(1,187)

Income tax expense (benefit)	236	(9)	463	(513)

Net income (loss)	$402	$(20)	$872	$(674)

Net (loss) income per share information:
Basic	$0.11	$0.00	$0.23	$(0.19)
Diluted	$0.10	$0.00	$0.22	$(0.19)

Weighted average common shares outstanding:
Basic	3,789	3,296	3,789	3,539
Diluted	3,922	3,296	3,900	3,539

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	April 30, 2011	April 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$460	$493
Accounts receivable, net	2,801	2,582
Inventories, net	5,880	6,043
Other current assets	731	1,148
Total current assets	9,872	10,266

Property and equipment, net	5,393	5,765

Goodwill	1,942	1,942
Intangible assets, net	2,100	2,319
Other assets, net	60	75
Total assets	$19,367	$20,367

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,248	$1,725
Accrued expenses	1,701	1,294
Income taxes payable	51	--
Current maturities of long-term debt	134	128
Total current liabilities	3,134	3,147

Deferred taxes	396	409
Long-term debt, less current maturities	4,960	6,844

Stockholders' equity:
Common stock	38	38
Additional paid-in capital	10,999	10,961
Accumulated deficit	(160)	(1,032)
Total stockholders' equity	10,877	9,967
Total liabilities and stockholders' equity	$19,367	$20,367